As filed with the Securities and Exchange Commission on April 20, 2021
1933 Act Registration No. 333-238932
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
(Exact Name of Registrant as Specified in its Charter)
Indiana
(State or Other Jurisdiction of Incorporation or Organization)
35-0472300
(I.R.S. Employer Identification No.)
1300 South Clinton Street, P.O. Box 1110, Fort Wayne, Indiana 46801
(260) 455-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Craig T. Beazer, Esquire
The Lincoln National Life Insurance Company
150 North Radnor Chester Road, Radnor, PA 19087
1-877-275-5642
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Nadine Rosin, Esquire
The Lincoln National Life Insurance Company
350 Church Street
Hartford, Connecticut 06103
Approximate Date of Commencement of Proposed Sale to the Public:
As soon as practicable after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: □
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. □
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. □

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	□	Accelerated filer	□

Non-accelerated filer	☒	Smaller reporting company	□

Emerging growth company	□
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □
CALCUATION OF REGISTRATION FEE
Title of each class of securities to be registered.	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Lincoln Level Advantage® B-Share Lincoln Level Advantage® Advisory Lincoln Level Advantage® B-Class Lincoln Level Advantage® Advisory Class Lincoln Level Advantage® Fee-Based Lincoln Level Advantage® Select B-Share Lincoln Level Advantage® Design B-Share Lincoln Level Advantage® Design Advisory Lincoln Level Advantage® Access	19,301,123,927[1,2]	N/A	17,916,001,541	$2,325,497[1]

1No new or additional securities are being registered with this filing. This table replicates the Calculation of Registration Fee table included as part of the Form S-3 registration statement filed on June 4, 2020.
2Pursuant to Rule 415(a)(6) under the Securities Act, the registration statement filed on June 4, 2020 carried forward $1,385,122,386 unsold securities, all of which are included under “Amount to be registered” above, that were previously registered on the Form S-3 registration statement (File No. 333-231487) initially filed on May 15, 2019 by The Lincoln National Life Insurance Company. Because a filing fee of $167,877 was previously paid for the securities carried forward, no filing fee is due in connection with those securities. The offering of securities on the earlier registration statement was deemed terminated as of the date of effectiveness of the registration statement filed on June 4, 2020.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.
This Post-Effective Amendment No. 1 (“PEA”) to the Form S-3 Registration Statement No. 333-238932 (“Registration Statement”) of The Lincoln National Life Insurance Company is being filed for the purpose of including in the registration statement the additions/modifications reflected in the Supplement. A new index is being added to Lincoln Level Advantage® B-Share Indexed Variable Annuity, Lincoln Level Advantage® Advisory Indexed Variable Annuity, Lincoln Level Advantage® Design B-Share Indexed Variable Annuity, Lincoln Level Advantage® Design Advisory Indexed Variable Annuity, Lincoln Level Advantage® Select B-share Indexed Variable Annuity and Lincoln Level Advantage® Access Indexed Variable Annuity. Part II has also been updated pursuant to the requirements of Form S-3. This PEA does not amend any other part of the Registration Statement except as specifically noted herein.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

Lincoln Level Advantage® B Share
Lincoln Level Advantage® Advisory
Lincoln Level Advantage® Access
Lincoln Level Advantage® Select B Share
Lincoln Level Advantage® Design B Share
Lincoln Level Advantage® Design Advisory

Supplement dated June ___, 2021 to the Prospectus

This supplement to your Lincoln Level Advantage® variable and index-linked annuity prospectus describes the addition of a new investment option. It is for informational purposes and requires no action on your part. All other provisions of your prospectus not discussed in this supplement remain unchanged.

The following Indexed Account will be available to new contractowners beginning June 24, 2021 (August 23, 2021 for existing contractowners):

1-Year Performance Cap Indexed Account with Protection Level
•	Nasdaq-100 Cap*, 15% Protection

The following Indexed Account will be available to all contractowners beginning August 23, 2021 (subject to state availability):

1-Year Performance Trigger Rate Indexed Account with Protection Level
•	Nasdaq-100 Performance Trigger*, 15% Protection

*The Product(s) is not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s).  The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the Nasdaq-100 Index®, to track general stock market performance.  The Corporations' only relationship to The Lincoln National Life Insurance Company (“Licensee”) is in the licensing of the Nasdaq®, Nasdaq-100 Index®, and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by Nasdaq without regard to Licensee or the Product(s).  Nasdaq has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

INVESTMENTS OF THE INDEXED ACCOUNTS – Indices. Each Indexed Account references an index that determines the performance of its associated Indexed Segments. The index is not a fund and is not available as a direct investment. The new Indexed Account listed above is based on the performance of the following securities index. The following description is added to your prospectus:

Nasdaq-100 Index (NDX). The Nasdaq-100 Index includes 100 of the largest domestic and international non-financial securities listed on the NASDAQ Stock Market based on market capitalization.

RISK FACTORS - Risks of Investing in the Indexed Account – The following paragraph is added to the section that lists risks associated with the currently available indices:

Nasdaq-100 Index: This large-cap growth index is comprised of 100 of the largest domestic and international non-financial companies listed on the NASDAQ Stock Market based on market capitalization. The index is comprised of industries such as technology, consumer services, and health care. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges and may not be able to attain the high growth rate of smaller companies, especially during periods of economic expansion.

Please retain this supplement for future reference.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The estimated expenses for the issuance and distribution of the contracts described in the prospectus are as follows:
Accountant’s Fees & Expenses:	$ 40,000
Legal Fees & Expenses:	$115,000
Printing Fees & Expenses:	$ 60,000
Registration Fees:	$2.325.497
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Our Amended and Restated Bylaws, pursuant to authority contained in the Indiana Business Corporation Law and the Indiana Insurance Law, respectively, provide for the indemnification of our officers, directors and employees against the following:
•	reasonable expenses (including attorneys’ fees) incurred in connection with the defense of any action, suit or proceeding to which they are made or threatened to be made parties (including those brought by, or on behalf of, us) if they are successful on the merits or otherwise in the defense of such proceeding.
•	reasonable costs of judgments, settlements, penalties, fines and reasonable expenses (including attorneys’ fees) incurred with respect to any action, suit or proceeding, if the person’s conduct was in good faith and the person reasonably believed that his/her conduct was in our best interest. In the case of a criminal proceeding, the person must also have reasonable cause to believe his/her conduct was lawful or have no reasonable cause to believe his/her conduct was unlawful.
Indiana law requires that a corporation, unless limited by its articles of incorporation, indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their service as a director or officer of the corporation.
No indemnification or reimbursement will be made to an individual judged liable to us, unless a court determines that in spite of a judgment of liability to the corporation, the individual is reasonably entitled to indemnification, but only to the extent that the court deems proper. Additionally, if an officer, director or employee does not meet the standards of conduct described above, such individual will be required to repay us for any advancement of expenses it had previously made.
In the case of directors, a determination as to whether indemnification or reimbursement is proper will be made by a majority of the disinterested directors or, if it is not possible to obtain a quorum of directors not party to or interested in the proceeding, then by a committee thereof or by special legal counsel. In the case of individuals who are not directors, such determination will be made by the chief executive officer of the respective corporation or, if the chief executive officer so directs, in the manner it would be made if the individual were a director of the corporation.
Such indemnification may apply to claims arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.
We maintain a program of insurance under which our directors and officers are insured, subject to specified exclusions and deductible and maximum amounts, against actual or alleged errors, misstatements, misleading statements, acts or omissions, or neglect or breach of duty while acting in their respective capacities for us.
The indemnification and advancement of expenses provided for in our Amended and Restated Bylaws does not exclude or limit any other rights to indemnification and advancement of expenses that a person may be entitled to under other agreements, shareholders’ and board resolutions and our Amended and Restated Articles of Incorporation.
ITEM 16. EXHIBITS
1(a). Amended and Restated Principal Underwriting Agreement dated May 1, 2007 between The Lincoln National Life Insurance Company and Lincoln Financial Distributors, Inc. incorporated herein by reference to Registration Statement on Form S-3 (File No. 333-222785) filed on January 30, 2018.

1(b). Form of Broker-Dealer Selling Agreement by and among The Lincoln National Life Insurance Company, Lincoln Life & Annuity Company of New York and Lincoln Financial Distributors, Inc. incorporated herein by reference to Registration Statement on Form S-3 (File No. 333-222785) filed on January 30, 2018.
2. None.
4(a). Annuity Contract (30070-B) incorporated herein by reference to Registration Statement on Form S-3 (File No. 333-222785) filed on January 30, 2018.
4(b). Annuity Contract (30070-A 8/03) incorporated herein by reference to Registration Statement on Form S-3 (File No. 333-222785) filed on January 30, 2018.
4(c). Indexed Account(s) Rider (AR-601) incorporated herein by reference to Registration Statement on Form S-3 (File No. 333-222785) filed on January 30, 2018.
Amendment to Indexed Account(s) Rider (AR-649) incorporated herein by reference to Post-Effective Amendment No. 3 on Form S-3 (File No. 333-231487) filed on February 26, 2020.
4(d). Variable and Indexed Linked Annuity Payment Option Rider (i4LA-IA-NQ) incorporated herein by reference to Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-222785) filed on May 14, 2018.
4(e). Variable and Indexed Linked Annuity Payment Option Rider (i4LA-IA-Q) incorporated herein by reference to Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-222785) filed on May 14, 2018.
4(f). Guarantee of Principal Death Benefit Rider (ICC18-32148) incorporated herein by reference to Registration Statement on Form S-3 (File No. 333-222785) filed on January 30, 2018.
4(g). Guarantee of Principal Death Benefit Rider (ICC16-32148) incorporated herein by reference to Registration Statement on Form S-3 (File No. 333-222785) filed on January 30, 2018.
4(h). Application (ANF11534) incorporated herein by reference to Registration Statement on Form S-3 (File No. 333-222785) filed on January 30, 2018.
4(i). Indexed Account(s) Rider (AR-640 IVA) incorporated herein by reference to Post-Effective Amendment No. 3 on Form S-3 (File No. 333-231487) filed on February 26, 2020.
4(j). Indexed Account Rider (AR 650) (Performance Triggers with Protection Level) incorporated herein by reference to initial Registration Statement on Form S-3 (File No. 333-238932) filed on June 4, 2020.
4(k). Indexed Account Rider (AR 651) (Performance Cap with Protection Level or Floor) incorporated herein by reference to initial Registration Statement on Form S-3 (File No. 333-238932) filed on June 4, 2020.
4(l). Indexed Account Rider (AR 660) (Performance Trigger with Protection Level or Floor) incorporated herein by reference to initial Registration Statement on Form S-3 (File No. 333-238932) filed on June 4, 2020.
4(m). Advisory Fee Endorsement (ICC19AE-594) incorporated herein by reference to initial Registration Statement on Form S-3 (File No. 333-238932) filed on August 14, 2020.
5. Opinion and Consent of Counsel re: Legality of securities being registered (To Be Filed By Amendment).
8. None.
12. None.
15. None.
23. Consent of Independent Registered Public Accounting Firm (To Be Filed By Amendment).
24. Powers of Attorney (Filed Herein).
25. None.
26. None.
99. None.
ITEM 17. UNDERTAKINGS
The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:
1. To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:
i. to include any prospectus require by Section 10(a)(3) of the Securities Act of 1933;
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ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and
iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that Paragraphs 1.i, 1.ii, and 1.iii do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 242;
ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
6. The undersigned registrant herby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hartford, and State of Connecticut on this 20th day of April, 2021.
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY (Registrant)
/s/ Kimberly A. Genovese
By: Kimberly A. Genovese
Title: Vice President
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the 20th day of April, 2021.
Signature	Title
*/s/ Dennis R. Glass Dennis R. Glass	President and Director (Principal Executive Officer)
*/s/ Ellen Cooper Ellen Cooper	Executive Vice President, Chief Investment Officer and Director
*/s/ Randal J. Freitag Randal J. Freitag	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)
/s/ Craig T. Beazer	Executive Vice President, Director, and General Counsel
*/s/Christine Janofsky Christine Janofsky	Senior Vice President and Controller
*/s/ Keith J. Ryan Keith J. Ryan	Vice President and Director
*By: /s/ Kimberly A. Genovese Kimberly A. Genovese	Pursuant to a Power of Attorney
EXHIBIT INDEX
The following exhibit is filed herewith:
Item 24 Power of Attorney
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